Contact:
Rolf Gatlin
Public/Media Relations
210.308.1268
rmgatlin@usfunds.com


                              For Immediate Release

         U.S. Global Investors Reports Net Income of $0.15 Per Share For
                 First Quarter, a 400% Year-Over-Year Increase

                        Revenues grow 122% year-over-year

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SAN ANTONIO - November 14, 2005 - U.S. Global Investors,  Inc. (NASDAQ: GROW), a
boutique registered investment advisory firm, announced it posted net income for the quarter ended September 30, 2005, of $1,095,935, or $0.15 income per share, unaudited, compared to net income of $240,462 or $0.03 income per share, unaudited, for the comparable period last year.

"We continue to see substantial growth in assets in the natural resource and foreign equity mutual funds the Company manages," says Frank Holmes, Chief Executive Officer of U.S. Global Investors. "This growth in assets, as well as increased transfer agency fees, have contributed to substantial growth in revenues over the past quarter."

Revenues for the quarter ended  September 30, 2005,  increased  $3.61 million to
approximately   $6.57   million,   122  percent  higher  than  the  revenues  of
approximately $2.96 million for the quarter ended September 30, 2004.

The Company's investment management services were robust this quarter as shown by a $2.84 million, or 120 percent, increase in investment advisory fees and a $357,000, or 54 percent, increase in transfer agency fees. The increased investment advisory fees were a result of a 78 percent increase in the average assets under management for the quarter ended September 30, 2005, over the quarter ended September 30, 2004.

Expenses for the quarter ended September 30, 2005, were approximately $2.23 million higher than the quarter ended September 30, 2004. Consistent with increased fund assets and strong fund performance, certain subadvisory fees, platform distribution costs, and performance-driven compensation costs contributed to the increases in expenses.

"We continue to focus on improving our profit margin," continues Holmes. "Management is strategizing to address this issue so that we are on a more level competitive playing field within the mutual fund investment industry. The dramatic rise in third-party platform fees and compliance costs, two external and unexpected factors, have in recent years had significant impact on the Company's profit margins." This increase in costs is consistent with a new survey by the CFA Institute and Investment Adviser Association, which stated that regulatory requirements have led to a 54 percent increase in compliance costs for smaller firms, as reported by Ignites.

Cash, cash equivalents and marketable securities have increased from June 30, 2005 to September 30, 2005, by approximately $1 million, or 14 percent, to a total of $8.3 million, or 59 percent of total assets.

                        Financial Highlights (Unaudited)

                           U.S. Global Investors, Inc.

                               Quarter Ended                     Quarter Ended
                             September 30, 2005               September 30, 2004

Total Revenues                   $6,574,522                       $2,961,649
Total Expenses                   $4,859,052                       $2,630,579
Tax Expense                      $  619,535                       $   90,608
Net Income                       $1,095,935                       $  240,462
Basic and Diluted Net
Income Per Share                 $     0.15                       $     0.03
Basic Weighted Average
  Shares Outstanding              7,492,493                        7,473,222
Diluted Weighted Average
  Shares Outstanding              7,587,049                        7,530,663

Mutual Fund Average Assets
Under Management
($ in billions)                  $     2.41                       $     1.35


About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. is a registered investment adviser with a focus on profitable niche markets around the world. Headquartered in San Antonio, Texas, the Company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds. The groups consist of 13 no-load mutual funds that invest in a variety of investment options, from emerging markets to money markets.

This news release may include certain "forward-looking statements" including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements.

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